Exhibit 10.21

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended And Restated Employment Agreement (the “Agreement”), is entered into effective as of, and contingent upon, the closing of the Company’s initial public offering (the “Effective Date”), by and between Xometry, Inc. (the “Company”) and Kathleen Mayerhofer (“Executive”). This Agreement amends, restates, and supersedes in its entirety any agreement between the Company and Executive that existed with regard to the employment terms detailed below.

The Company desires to continue to employ Executive, in the capacity of full-time Chief Sales Officer pursuant to the terms of this Agreement and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.
Employment by the Company.
1.1
At-Will Employment. Executive shall continue to be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advanced notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6.
1.2
Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Sales Officer, and Executive hereby accepts such continued employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.
1.3
Duties. Executive will report to the Chief Revenue Officer performing such duties as are normally associated with Executive’s then-current position and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Chief Revenue Officer. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s office in the Rockville, Maryland area or such other location as assigned. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4
Company Policies and Benefits. The employment relationship between the parties shall also continue to be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.
Compensation.
2.1
Salary. Commencing on July 1, 2021, Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $275,000, subject to review and adjustment from time to time by the Company in its sole discretion (“Base Salary”). The Base Salary is payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices.
2.2
Annual Bonus. Commencing as of the Effective Date, Executive shall be eligible to receive an annual performance bonus under this Section 2.2 of up to 35% (the “Target Percentage”) of Executive’s then-current Base Salary (“Annual Bonus”). The Annual Bonus will be based upon the assessment of the Board of Directors of the Company (the “Board”) (or a committee thereof) of Executive’s performance and the Company’s attainment of targeted goals over the applicable calendar year. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Except as stated herein for the Annual Bonus attributable to 2021, the annual period over which performance is measured for purposes of the Annual Bonus is January 1 through December 31. Following the close of each calendar year, the Company will determine whether Executive has earned the Annual Bonus, and the amount of any Annual Bonus (which can be less than the Target Percentage), based on the set criteria. No amount of the Annual Bonus is guaranteed, and, except as otherwise stated in Sections 6.2, Executive must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof). Executive’s Annual Bonus, if any, attributable to 2021 under this Section 2.2 shall be prorated for number of days between the Effective Date and December 31, 2021. For the avoidance of doubt, Executive’s eligibility for any annual bonus for the portion of 2021 prior to the Effective Date remains subject to the terms in effect for such time period and is not affected by this Agreement. In addition to the Annual Bonus, the Executive is also eligible to participate each calendar year in an Executive Sales Plan (the “Sales Plan”) under which Executive will be eligible to earn a Sales Bonus of up to 35% of Executive’s then-current Base Salary in accordance with the terms of the Sales Plan. For avoidance of doubt, Executive’s total bonus eligibility for the combined Annual Bonus and Sales Bonus is 70% of Executive’s then current Base Salary.
2.3
Future Equity Awards. Executive remains eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.
2.4
Expense Reimbursement. The Company will reimburse Executive for all reasonable, documented business expenses incurred in connection with Executive’s services hereunder, in accordance with the Company’s business expense reimbursement policies and procedures as may be in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A (as defined below): (i) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iii) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
3.
Confidential Information, Inventions, Non-Solicitation, and Non-Competition Obligations. In connection with Executive’s continued employment with the Company, Executive will continue to receive and continue to have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Executive is eligible to receive under this Agreement, Executive agrees to sign the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”) attached hereto as Exhibit A. The Confidential Information Agreement may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.
Outside Activities. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve; (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; (iii) Executive’s participation in professional and academic activities; and (iv) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude Executive from managing personal investments or owning less than one percent (1%) of the total outstanding shares of a publicly-traded company.
5.
No Conflict with Existing Obligations. Executive represents that Executive’s continued performance of all the terms of this Agreement and as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.
Termination Of Employment. The parties acknowledge that Executive’s employment relationship with the Company continues to be at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1
Termination by the Company Without Cause or Resignation by Executive for Good Reason (not in Connection with a Change in Control).
(a)
The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.3(a) below) by giving notice as described in Section 6.7 of this Agreement. A termination pursuant to Section 6.5 or 6.6 below is not a termination without “Cause” for purposes of receiving the Non-CIC Severance Benefits described in (and as defined in) this Section 6.1 or the CIC Severance Benefits described in (and as defined in) Section 6.2.
(b)
If the Company terminates Executive’s employment at any time without Cause or Executive terminates Executive’s employment with the Company for “Good Reason” (as defined in Section 6.1(g) below), in either case, at any time except during the Change in Control Measurement Period (both “Change in Control” and “Change in Control Measurement Period” as defined in Section 6.2 below), then Executive shall be entitled to receive the Accrued Obligations (defined in 6.1(d) below). If such termination without Cause or for Good Reason not occurring during the Change in Control Measurement Period constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and Executive complies with the obligations in Section 6.1(c) below, Executive shall also be eligible to receive the following “Non-CIC Severance Benefits:”
(i)
The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary for six (6) months (the “Non-CIC Severance”). The Non-CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings; provided, however that no portion of the Non-CIC Severance will be paid prior to the Release Effective Date, and any such payments that are otherwise scheduled to be made prior to the Release Effective Date shall instead accrue and be made on the first administratively feasible payroll date following the Release Effective Date;
(ii)
Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), the portion of the COBRA, or state continuation coverage, premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) six (6) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “Non-CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the Non-CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA (including the right to a COBRA premium subsidy under the American Rescue Plan Act of 2021, if applicable) or ERISA for benefits under plans and policies arising under Executive’s employment by the Company; and
(iii)
The Company will pay Executive an amount equal to the Annual Bonus under Section 2.2 for the calendar year in which Executive’s termination occurs, prorated for the actual time worked in that calendar year through the Executive’s date of Separation of Service, less applicable withholdings and deductions, payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other executives at the Company for that calendar year or (y) the Release Date, but in no event later than March 15 of the year following the year to which the bonus is attributable.
(c)
Executive will be paid all of the Accrued Obligations on the Company’s first administratively feasible payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Non-CIC Severance Benefits pursuant to Section 6.1(b) or the CIC Severance Benefits pursuant to Section 6.2(a) of this Agreement if: (i) by the sixtieth (60th) day following the date of Executive’s Separation from Service, Executive has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if Executive holds any other positions with the Company or any Affiliate, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive complies with all post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release.
(d)
For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.
(e)
The Non-CIC Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, program, or prior agreement with the Company. For avoidance of doubt, Executive shall not be eligible for both the CIC Severance Benefits and the Non-CIC Severance Benefits.
(f)
Any damages caused by the termination of Executive’s employment without Cause not in connection with a Change in Control would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
(g)
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary of at least 10%; or (ii) a material reduction in Executive’s duties, authority and responsibilities relative to Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction, provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a change in control, nor a change in title or Executive’s reporting relationships will be deemed a “material reduction” in and of itself; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that Executive’s employment with the Company is being terminated; and (4) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period.
6.2
Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control).
(a)
In the event that Executive’s employment is terminated without Cause or Executive resigns for Good Reason, in either case, within three (3) months preceding and twelve (12) months following the effective date of a Change in Control (the “Change in Control Measurement Period”) of the Company, then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s full compliance with Section 6.1(c) above, including but not limited to the Release requirement and Executive’s continued compliance with obligations to the Company under Executive’s Confidential Information Agreement, then Executive will be eligible for the following “CIC Severance Benefits:”
(i)
The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary for six (6) months (the “CIC Severance”).

The CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings; provided, however that no portion of the CIC Severance will be paid prior to the Release Effective Date, and any such payments that are otherwise scheduled to be made prior to the Release Effective Date shall instead accrue and be made on the first administratively feasible payroll date following the Release Effective Date;
(ii)
Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), the portion of the COBRA, or state continuation coverage, premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) six (6) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA (including the right to a COBRA premium subsidy under the American Rescue Plan Act of 2021, if applicable) or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;
(iii)
The Company will make a cash payment to Executive in an amount equal to 50% of the Target Percentage for the year in which the termination occurs, subject to standard deductions and withholdings, which will be paid in a lump sum on the sixtieth (60th) day following Executive’s date of Separation from Service;
(iv)
The Company will pay Executive an amount equal to the Annual Bonus and Sales Bonus under Section 2.2 for the calendar year in which Executive’s termination occurs, less applicable withholdings and deductions, payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other executives at the Company for that calendar year or (y) the Release Date, but in no event later than March 15 of the year following the year to which the bonus is attributable; and

(v)
Effective as of Executive’s termination date, the vesting and exercisability of all outstanding equity awards subject only to a time-based vesting schedule that are held by Executive immediately prior to the termination date (if any) shall be accelerated in full.
(b)
For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the Company’s 2021 Equity Incentive Plan.
(c)
The CIC Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.
(d)
Any damages caused by the termination of Executive’s employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which Executive is eligible pursuant to Section 6.2(a) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
6.3
Termination by the Company for Cause.

Subject to Section 6.3(b) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.7 of this Agreement.

(a)
“Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of the Company; (vi) negligence or incompetence in the performance of Executive’s duties after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty. For the avoidance of doubt, if the Company determines after Executive’s termination date that it would have had a basis to terminate Executive’s employment for Cause prior to Executive’s departure, then any obligation that the Company otherwise had to provide Executive with the Non-CIC Severance Benefits or the CIC Severance Benefits will immediately cease and Executive will be required to repay the Company for any portion of the Non-CIC Severance Benefits or the CIC Severance Benefits provided by the Company as of such date of notice from the Company (net of tax), to be repaid by Executive within thirty (30) days of demand by the Company.

(b)
In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.4
Resignation by Executive (other than for Good Reason).
(a)
Executive may resign for any reason from Executive’s employment with the Company at any time by giving notice as described in Section 6.7.
(b)
In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.5
Termination by Virtue of Death or Disability of Executive.
(a)
In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to Executive’s legal representatives Executive’s Accrued Obligations, but neither Executive nor Executive’s legal representatives will be eligible for the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit.
(b)
Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.6
Notice; Effective Date of Termination.
(a)
Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:
(i)
immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 6.3(a)(vi) in which case ten (10) days after notice if not cured, or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;
(ii)
immediately upon Executive’s death;

(iii)
immediately after the Company gives written notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later separation date, in which case, termination shall be effective as of such later separation date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date;
(iv)
except as addressed by Section 6.7(a)(v), thirty (30) days after Executive gives written notice to the Company of Executive’s resignation for any reason, provided that the Company may set a separation date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or
(v)
for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.1(g).
(b)
In the event notice of a termination under subsection (a)(i) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.
6.7
Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.
6.8
Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company and its subsidiaries.
6.9
Application of Section 409A.
(a)
It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.
(b)
No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
(c)
To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Executive may consider and sign the Release spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.10(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.1 and 6.2. No interest shall be due on any amounts deferred pursuant to this Section 6.10(c).
(d)
To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.
(e)
Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
6.10
Excise Tax Adjustment.
(a)
If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in

Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)
Notwithstanding any provision of this Section 6.11 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(c)
Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 6.11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
(d)
If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.11(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.11(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.11(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7.
General Provisions.
7.1
Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally-recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or Executive’s Company-provided email address, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.
7.2
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
7.3
Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.4
Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into or are entering into a separate Confidential Information Agreement in connection herewith and have or may enter into separate agreements related to equity awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
7.5
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
7.6
Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7
Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.
7.8
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Maryland.

In Witness Whereof, the parties have executed this Amended and Restated Employment Agreement on the day and year first written above.

Xometry, Inc.

By:

Name: Sophia MacDonald

Title: Chief People Officer

Executive:

Kathleen Mayerhofer

Exhibit A

Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

A-1